CONSULTING AGREEMENT

This Consulting Agreement is made this first day of September, 2016 by and between Saleen Automotive, Inc., a Nevada corporation (“SAI”), Steve Saleen, an individual (“Saleen” and, collectively with SAI, the “Consultant”), and Jiangsu Sateen Automotive Technology Co. Ltd, a corporation registered in the People’s Republic of China (“JSAT”).

WHEREAS, SAI, Saleen and Saleen Motors International (SN(11) are parties to an Intellectual Property License Agreement dated June 5, 2015 (the “IP License Agreement”), pursuant to which SAI and Saleen have granted to SMI a sole and exclusive license to intellectual property of SAI and Saleen, including the trademark for Saleen vehicles, for use worldwide excluding North America, and on a non-exclusive basis in Europe and North America and for certain dealers located in the Middle East;

WHEREAS, SMI has formed a joint venture JSAT in China and granted the above III License and certain. other intellectual property rights to JSAT. JSAT’ desires to engage the services of Saleen, through SM., to provide advice, assistance and engineering services to JSAT, as provided herein; and

WHEREAS, Sateen and SAI desire to provide such services to JSAT under the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Consulting Services

(a)	Subject to the terms and conditions of this Agreement, JSAT hereby retains Consultant as a consultant and technical advisor to perform the consulting services specifically set out in this Clause I (hereafter referred to as the “Services”), and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services during the term of this Agreement. The Services shall be rendered personally by Saleen and SAI agrees to make the services of Sateen available to perform the Services as provided herein. Consultant shall render the Services hereunder at such times and places as reasonably shall be requested by JSAT. in the event Saleen shall no longer be employed by SAI for any reason or SAI becomes insolvent or bankrupted, SAI agrees that JSAT may contract for the Services directly from Saleen without any liability to or compensation of SAI.

(b)	The Consulting Services hereunder include but not limited to all engineering support to the design, engineering, sourcing, calibration, certification and manufacturing of (i) Saleen branded modification vehicles to be manufactured by JSAT, (ii) Saleen branded sports car formerly known as Artega to be manufactured by JSAT, (iii) Saleen branded SUVs, sedans, sports cars and other vehicles to be manufactured by JSAT, (iv) all related components and parts, and (v) promotion activities such as TV shows, racing activities, and competitions etc. The Consulting Services, including without limitation related advice, assistance and engineering support shall be provided personally by Steve Saleen and other personnel of SAI expressly agreed by JSAT.

(e)	Saleen is hereby required to spend not less than three months in China each year at JSAT’s request. JSAT will be responsible for all lodging costs and not more than three round trip business class tickets from the United States to China. To the extent that Saleen may need more than three trips to meet the required three months residence in China, costs for such additional trip shall be borne by the Consultant.

2. Compensation.

In consideration of the Services to be provided by Consultant to the JSAT hereunder, JSAT shall pay to SAI the amount of $20,000 per month, payable monthly in arrears. JSAT shall pay to SAT invoiced amounts within thirty (30) days after the date of invoice. Subject to Clause 1 of this Agreement, JSAT will accommodate Consultant’s request to arrange, at .ISAT’s expense, for all of Saleen’s travel and accommodations in connection with the Services requested to be performed outside the Los Angeles metropolitan area.

2

3. Independent Contractor Status.

Although JSAT may designate Saleen as its Chief Product Officer for marketing and branding purposes, the parties agree that this Agreement and future designation of Sateen only create an independent contractor relationship, not an employment relationship. The Consultant acknowledges and agrees that JSAT will not provide the Consultant with any employee benefits, including without limitation any employee stock purchase plan, social security, unemployment, medical, or pension payments, and that income tax withholding is Consultant’s responsibility. In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party.

4. Intellectual Property

(a)	Consultant understands and acknowledges that JSAT will be providing access to proprietary and valuable information that Consultant might otherwise not receive. In addition, Consultant also understands that should Consultant, in the course of providing Services, invent or participate in inventing modifications or improvements, including to JSAT technology, JSAT shall own such inventions, modifications and improvements as works made for hire. Consultant hereby assigns and conveys to JSAT all inventions, engineering designs, engineering and manufacturing processes, improvements, modifications, discoveries, methods and developments, whether patentable or not, made or conceived by Consultant, or by employees or agents of JSAT under Consultant’s direction, during the performance of the Services under this Agreement or that are reduced to practice as a modification or improvement to .JSAT technology (hereby designated “Inventions”)

(b)	The Consultant acknowledges that JSAT does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that the Consultant may have or may have acquired from or developed for any third party (“Third-Party IP”). JSAT agrees that in the course of providing the Services, the Consultant shall not be required to use or disclose any Third-Party IP, including without limitation any intellectual property of Consultant other than those that have already been licensed to SMI or (i) any former or current employer, (ii) any person for whom the Consultant has performed. or currently performs consulting services, or (iii) any other person to whom the Consultant has a legal obligation regarding the use or disclosure of such intellectual property.

3

5. Confidential Information

(a)	The parties acknowledge that in connection with Consultant’s Services, JSAT may disclose to Consultant confidential and proprietary information and trade secrets of JSAT, and that Consultant may also create such information within the scope and in the course of performing the Services (hereinafter, subject to the exceptions below, “Company Confidential information”). Such information may take the form of, for example, JSAT’s know-how; JSAT’s manufacturing strategies and processes; JSAT’s marketing plans; JSAT’s vehicle designs; JSAT’s past, present and future business plans; or JSAT’s forecasts of sales and sales data.

(b)	Subject to the terms and conditions of this Agreement, Consultant hereby agrees that during the term of this Agreement and for a period of five (5) years thereafter: (i) Consultant shall not publicly divulge, disseminate, publish or otherwise disclose any Company Confidential Information without JSAT’s prior written consent; and (ii) Consultant shall not use any such. Company Confidential Information for any purposes other than providing the Services hereunder to JSAT.

(c)	Upon termination of this Agreement, or any other termination of Consultant’s services for JSAT, all records, drawings, notebooks and other documents pertaining to any Company Confidential Information, whether prepared by Consultant or others, and any material, documents, equipment, tools or other tangible personal property owned by JSAT then in Consultant’s possession, and all copies of any documents, shall be returned to JSAT.

4

6. Term

(a)	This Agreement shall remain in effect for a term of one (1) year commencing on the date first written above with automatic renewal at the end of the one year period provided that the Saleen is personally capable of providing the Consulting Services, sinless sooner terminated as hereinafter provided.

(b)	This Agreement may be terminated by either party, with or without cause, upon ten (10) business days’ prior written notice to the other; provided that if Consultant terminates this Agreement, Consultant shall, in accordance with the terms and conditions hereof, nevertheless wind up in an orderly fashion and satisfactory conclusion of assignments for JS.AT which Consultant began prior to the date of notice of termination hereunder.

7. Other Agreements

(a)	No alteration or modification of this Agreement, including Exhibit A hereto, shall be valid unless made in writing and executed by Consultant and JSAT.

(b)	The Consultant and JSAT mutually represent that neither party currently has any agreement with, or any other obligation to, any third party that conflicts with the terms of this Agreement. The parties agree that they shall not intentionally and knowingly enter into any such agreement.

(c)	The laws of the People’s Republic of China shall govern this Agreement and the People’s Court in Rugao, China shall have jurisdiction over both parties and this Agreement.

5

(d)	Any notice or other communication by one party to the other• hereunder shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), addressed as follows:

If to Consultant:

Saleen Automotive, Inc.

Steve Saleen

2735 Wardlow Road

Corona, California 92882

If to JSAT:

Saleen Motors International LLC
c/o Charles Wang

Lakeside at Loudon Tech Center Ill
21355 Ridgetop Circle, Suite 250
Sterling, Virginia 20166

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated above.

SALEEN AUTOMOTIVE, INC.

By:	/S/ Steve Saleen
Title:	CEO

/S/ Steve Saleen
STEVE SALEEN, individually

JIANGSU SATEEN AUTOMOTIVE TECHNOLOGY CO. LTD

By:	/S/ Charles Wang
Title:	Chairman and Chief Executive Officer